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                                                                     EXHIBIT 8.2

              LETTERHEAD OF PAUL, HASTINGS, JANOFSKY & WALKER LLP

                               February 13, 2004

(714) 668-6200

Vytek Corporation
12670 High Bluff Drive
San Diego, California 92130

      Re:   Acquisition of Vytek Corporation

Ladies and Gentlemen:

      We have acted as counsel to Vytek Corporation, a Delaware corporation ("Company"), in connection with the preparation and execution of the Agreement and Plan of Merger dated as of December 23, 2003 (the "Agreement") among California Amplifier, Inc., a Delaware corporation, ("Parent"), Mobile Acquisition Sub, Inc., a Delaware corporation and a direct wholly-owned subsidiary of Parent ("Acquisition"), and the Company and Mr. James Ousley, a natural person (as agent for the stockholders of the Company), which provides for the merger (the "Merger") of Acquisition with and into Company on the terms and conditions set forth therein. All section references, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the "Code"). At your request, we have examined the form Registration Statement (including the Proxy Statement/Prospectus that forms a part thereof) on Form S-4 filed with the U.S. Securities and Exchange Commission on February 13, 2004 (the "Registration Statement"), in connection with the registration of the shares of Parent's common stock to be issued to the stockholders of Company upon consummation of the Merger.

      You have requested that we render the opinion set forth below. In rendering this opinion, we have reviewed (without any independent investigation) the Merger Agreement, the Registration Statement and such other documents as we have deemed necessary or appropriate. We have relied upon the truth and accuracy at all relevant times of the facts, statements, covenants, representations and warranties contained in the Merger Agreement, the Registration Statement, and the representation letters from Parent, Acquisition, and the Company, all of which are attached hereto and made a part hereof. We have also assumed the authenticity of original documents submitted to us, the conformity to the originals of documents submitted to us as copies, and the due and valid execution and delivery of all such documents where due execution and delivery are a prerequisite to the effectiveness thereof.

      Based upon the foregoing, it is our opinion that:

      (A) The Merger will constitute a reorganization within the meaning of
Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

      (B) The discussion in the Registration Statement, under the caption "Material United States Federal Income Tax Considerations," to the extent it constitutes descriptions of legal matters or legal conclusions, is accurate in all material respects.

      This opinion represents our best judgment regarding the application of federal income tax laws under the Code, existing judicial decisions, administrative regulations and published rulings and procedures. Our opinion is not binding upon the Internal Revenue Service or the courts, and there is no assurance that the Internal Revenue Service will not successfully assert a contrary position. Furthermore, no assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, would not adversely affect the accuracy of the conclusions stated herein. We undertake no responsibility to advise you of any new developments in the application or interpretation of the federal income tax laws. Furthermore, in the event any one of the statements, representations, warranties or assumptions upon which we have relied to issue this opinion is incorrect, our opinion might be adversely affected and may not be relied upon.

      This opinion addresses only the matters described above, and does not address any other federal, state, local or foreign tax consequences that may result from the Merger or any other transaction undertaken in connection with the Merger.

      We hereby consent to the use of this opinion as an Exhibit to the Registration Statement and to the use of our name under the captions "Legal Matters" and "Material United States Federal Income Tax Considerations" in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Securities Act.

                                    Very truly yours,

                                    /s/ Paul, Hastings, Janofsky & Walker LLP